Exhibit 5.1

FORM OF SIMPSON THACHER & BARTLETT LLP OPINION

[DATE]

Denali Holding Inc.

One Dell Way

Round Rock, Texas 78682

Ladies and Gentlemen:

We have acted as counsel to Denali Holding Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 222,966,450 shares of common stock, par value $0.01 per share, designated as Class V Common Stock (the “Class V Common Stock”).

We have examined the Registration Statement, the form of Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Agreement and Plan of Merger, dated as of October 12, 2015, among the Company, Dell Inc., Universal Acquisition Co. and EMC Corporation (the “Merger Agreement”), each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have assumed that the Certificate of Incorporation in the form reviewed is approved by the stockholders of the Company and is duly filed with the Secretary of State of the State of Delaware prior to the issuance of any shares of Class V Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the shares of Class V Common Stock are issued in accordance with the terms and provisions of the Merger Agreement, such shares of Class V Common Stock will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,